UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On March 23, 2011, the board of directors of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) declared distributions to the stockholders of record at the close of business each day in the period commencing April 1, 2011 through and including June 30, 2011. The declared distributions will equal an amount of $0.00178082 per share of common stock, par value $0.01 per share. This equates to a 6.50% annualized yield when calculated on a $10.00 per share purchase price. A portion of each distribution is expected to constitute a return of capital for tax purposes. Distributions for the month of April will be paid on such day of May 2011 as the President of the Company may determine, distributions for the month of May will be paid on such day of June 2011 as the President of the Company may determine, and distributions for the month of June will be paid on such day of July 2011 as the President of the Company may determine. Distributions will likely be funded from operations as well as debt proceeds, as the Company’s policy is not to fund distributions with proceeds from its initial public offering.

Item 8.01.	Other Events

On March 23, 2011, the Company’s board of directors adopted best practices guidelines on affiliated transactions that prevent the Company, with certain exceptions, from entering into co-investments or any other business transaction with any other Phillips Edison- or American Realty Capital-affiliated entity. The exceptions under the guidelines do, however, allow the Company to enter into (i) transactions specifically contemplated by the Company’s prospectus, (ii) roll-up transactions that comply with the requirements set forth in the Company’s charter (provided that the roll-up transaction is not with programs sold through broker-dealers and sponsored by Phillips Edison or American Realty Capital), and (iii) funding transactions, including loans, with American Realty Capital II Advisors, LLC (the “Advisor”), Phillips Edison NTR LLC (the “Sub-Advisor”), or another Phillips Edison- or American Realty Capital-affiliated entity. Except when in connection with permitted roll-up transactions, the Company may not purchase any asset from, or sell any asset to, any Phillip Edison- or American Realty Capital-affiliated entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: March 28, 2011	By:	/s/ Richard J. Smith
Richard J. Smith
Chief Financial Officer, Secretary and Treasurer